Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES PLC

We hereby consent to (i) the use of our opinion letter dated November 10, 2021 to the Board of Directors of The Drilling Company of 1972 A/S (the “Company”) included in Annex H to the proxy statement/prospectus, dated as of the date hereof, relating to the proposed transactions described in the Business Combination Agreement, dated November 10, 2021, among Noble Finco Limited, a private limited company formed under the laws of England and Wales, Noble Corporation, a Cayman Islands exempted company, Noble Newco Sub Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of Topco, and the Company and (ii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement on Form S-4 of which the proxy statement/prospectus forms a part (the “Registration Statement”) and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the Registration Statement), proxy statement, prospectus or any other document, except with our prior written consent.

J.P. MORGAN SECURITIES PLC

/s/ Daniele Apa
Daniele Apa
Managing Director

20th December 2021